Exhibit 10.116

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Amendment No. 3 to
Second Amended & Restated Supply Agreement

This Amendment No. 3 to Second Amended & Restated Supply Agreement (this “Amendment”) is entered into as of the last date set forth on the signature page hereto, by and between Hoku Materials, Inc., a Delaware corporation (“HOKU”), and Solarfun Power Hong Kong Limited, a company registered in Hong Kong (“SOLARFUN”).  HOKU and SOLARFUN are each a “Party” and together the “Parties” to this Amendment.

Recitals

Whereas, HOKU and SOLARFUN are Parties to that certain Second Amended & Restated Supply Agreement dated as of May 13, 2008, (the “Supply Agreement”) as amended by that certain Amendment No. 1 to Second Amended & Restated Supply Agreement dated as of October 22, 2008, and that certain Amendment No. 2 to Second Amended & Restated Supply Agreement dated as of March 26, 2009 (collectively, the “Agreement”);

Whereas, SOLARFUN has paid to HOKU $37 million of the $55 million Total Deposit;

Whereas, SOLARFUN was to have paid HOKU an additional $13 million of the Total Deposit pursuant to the Agreement (the “Unpaid Deposit”) and such amount remains unpaid as of the date hereof;

Whereas, the Parties desire to adjust the timing of when SOLARFUN will pay the remaining $18 million of the Total Deposit to HOKU;

Whereas, the Parties desire to make certain amendments to the Agreement as hereinafter set forth; and

Whereas, each Party derives a benefit from the amendments set forth herein.

Now therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Parties, the Parties agree to amend the Agreement as set forth below.

Agreement

1.           Effectiveness.  This Amendment shall become effective upon HOKU’s receipt of Eight Million U.S. Dollars pursuant to Section 5.2.2 of the Agreement, as amended by Section 4 below.  Solarfun will process the payment as soon as possible.  If such payment is not received on or before that date which falls fifteen (15) business days after the date of this Amendment, then this Amendment shall be voidable at HOKU’s sole and absolute discretion.  In the event that this Amendment is voided by HOKU, then the Agreement shall continue in full force and effect.

2.           Definitions.  All capitalized terms not otherwise defined are defined in the Agreement.

3.           Time & Location for Performance.  All dates and times set forth in this Amendment shall be the day and time in New York, USA.

4.           Amendment of Section 5.2.2.  Section 5.2.2 of the Agreement is hereby amended and restated to read as follows:

5.2.2.     Seventeen Million U.S. Dollars (USD $17,000,000) of the Main Deposit (the “Third Deposit”) shall be paid to HOKU in accordance with the following payment schedule:

Payment Date	Payment Amount (US Dollars)
March 31, 2009	$5 million
No later than fifteen (15) business days after the date of this Amendment	$8 million
March 1, 2010	$4 million

HOKU hereby acknowledges receipt of the $5 million payment that was due on or before March 31, 2009.

5.           Amendment of Section 5.2.3.  Section 5.2.3 of the Agreement is hereby amended and restated to read as follows:

5.2.3.     Six Million U.S. Dollars (USD $6,000,000.00) of the Main Deposit (the “Fourth Deposit”) shall be paid to HOKU in equal monthly increments of One Million Dollars (USD $1,000,000.00) beginning with the First Shipment Date, with each such portion of the Fourth Deposit being invoiced separately on the date of shipment, and being payable to HOKU within fifteen (15) calendar days after receipt of the applicable invoice (the “Fourth Deposit Date”).

6.           Amendment of Section 5.4.  Section 5.4 of the Agreement is hereby amended and restated to read as follows:

5.4.        HOKU shall invoice SOLARFUN at or after the time of each shipment of Products to SOLARFUN. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to SOLARFUN’s address as provided herein. Except for payment of any portion of the Fourth Deposit, which shall be paid in accordance with Section 5.2.3 above, payment terms for all invoiced amounts shall be [*] days from date of shipment. All payments shall be made in U.S. Dollars.  Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to Section 11 of the Agreement, shipments to SOLARFUN shall be credited against the Total Deposit beginning in the first Year, as set forth in Appendix 1 (Pricing Schedule).

7.           Amendment of Appendix 1.  Appendix 1 to the Agreement (Pricing Schedule) is hereby amended and restated, and replaced with Appendix 1 to this Amendment.

8.           Delay in Amortization.  In the event that HOKU is not able to make shipments according to the schedule in Appendix 1 such that SOLARFUN’s prepayments are similarly not amortized according to that schedule, then SOLARFUN will not make any further prepayments (as those payments are detailed in Sections 4 and 5 above) until the amortization of its previous prepayments is in accordance with the schedule.  If HOKU’s shipments are delayed to such an extent that the total amount of amortization due and outstanding to SOLARFUN becomes US$1MM or more, then HOKU will directly refund that outstanding amount to SOLARFUN from SOLARFUN’s previous prepayments in order to bring the amortization in accordance with the schedule.

9.           Waiver of Interest.  Provided that SOLARFUN makes all payments to HOKU in accordance with the schedules set forth in Sections 4 and 5 above, HOKU hereby agrees to waive all interest and penalties that may have accrued as a result of SOLARFUN’s late payment of the Unpaid Deposit.

10.           HOKU’s Termination Rights.  In addition to HOKU’s rights and remedies under the Agreement, and at law and in equity, in the event that SOLARFUN fails to pay any amount of the Third Deposit or the Fourth Deposit by the applicable date set forth in Section 5.2.2 of the Agreement, as amended by Section 4 above, and Section 5.2.3 of the Agreement, as amended by Section 5 above (as applicable)  HOKU may, upon written notice to SOLARFUN in accordance with the notice provisions set forth in Section 13 of the Supply Agreement, and SOLARFUN’s right to cure such payment default within ten (10) days after receipt of such notice, terminate the Agreement and retain all amounts of the Total Deposit that have been paid to HOKU as of the date of such notice.

11.           Integration & Survival.  Except for the amendments specifically set forth above, the terms of the Agreement shall continue in full force and effect mutatis mutandis.  This Amendment and the Agreement constitute the entire agreement between the Parties concerning the subject matter hereof.

12.           Miscellaneous.  Except where the terms of this Amendment conflict with the Agreement, the “General Provisions” set forth in Section 13 of the Agreement, including, without limitation, provisions concerning the choice of law and means for dispute resolution between HOKU and SOLARFUN, shall apply to this Amendment.  In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 3 to Second Amended & Restated Supply Agreement as of the first date set forth above.

SOLARFUN:		HOKU:

SOLARFUN POWER HONG KONG LIMITED		HOKU MATERIALS, INC.

By:	/s/ Ping Peter Xie	By:	/s/ Scott Paul

Name:	Ping Peter Xie	Name:	Scott Paul

Title:	Director	Title:	Chief Operating Officer

Date:	November 11, 2009	Date:	November 15, 2009

Exhibit 10.116

Appendix 1
Pricing Schedule

	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Total
Tons per Year	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Price per KG	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Purchase Value ($M)	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Prepayment Credit/yr ($M)	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Net Invoice Amount /kg	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

If there is uncertainty in price between the delivery period and the total quantity for that period based on the table above, the price assigned to the quantity shall prevail regardless of whether all of the shipments in each period are delivered in that period.  For example, the first [*] MT shall be invoiced at $[*] per kilogram even if some of that [*] MT is delivered in Year 2; the next [*] MT shall be invoiced at $[*] per kilogram even if some of that [*] MT is delivered in Year 3, and so forth

As per Section 4.1 of the Agreement, it is understood that a shipping schedule will be provided by HOKU each year at least sixty (60) days prior to the applicable year, except in the case of Year 1 above, where the shipping schedule will be provided by HOKU at least 30 days prior to the date of the first shipment.  It is further understood that the shipments for all Years, including Year 1, will be approximately equal monthly shipments, and that the amortization for each of those shipments will be on a pro-rated basis based on the annual amortization amount in the table above.